As filed with the Securities and Exchange Commission on October 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pharming Group N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Darwinweg 24 2333 CR Leiden The Netherlands	Not applicable
(Address of Principal Executive Offices)	(Zip code)

Pharming Group N.V. Long Term Incentive Plan as amended and restated

Pharming Group N.V. Revised Stock Option Plan for Employees as amended and restated

(Full titles of the plans)

Pharming Healthcare Inc.

10 Independence Blvd, 4th Floor

Warren, New Jersey 07059

(Name and address for agent for service)

+ 1 908 524 0888

(Telephone number, including area code, of agent for service)

Copies to:

David Boles Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7785 4055	Eric Blanchard Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Petra Zijp Paul van der Bijl NautaDutilh N.V. Beethovenstraat 400, 1082 PR Amsterdam, Netherlands +31 20 717 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value €0.01 per share	152,888,326 shares(3)	$0.931(3)	$142,339,032(3)	$13,194.83

(1)

These ordinary shares, nominal value €0.01 per share (“Ordinary Shares”) may be represented by the American Depositary Shares (“ADSs”) of Pharming Group N.V. (the “Registrant”), each of which represents ten Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-251421).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Pharming Group N.V. Long Term Incentive Plan as amended and restated (the “LTIP”) and the Pharming Group N.V. Revised Stock Option Plan for Employees as amended and restated (the “Stock Option Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon $0.931, which was one-tenth of the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Market on October 26, 2021. The chart below details the calculations of the registration fee.

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price
Ordinary shares issuable under the LTIP	76,444,163	$0.931(3)	$71,169,516
Ordinary shares issuable under the Stock Option Plan	76,444,163	$0.931(3)	$71,169,516
Proposed Maximum Aggregate Offering Price			$142,339,032
Registration Fee			$13,194.83

The maximum number of ordinary shares authorized under each of the LTIP and the Stock Option Plan shall not exceed 10% all issued and outstanding ordinary shares (on a fully diluted basis) from time to time. As of September 30, 2021, the Company had 764.4 million outstanding ordinary shares on a fully diluted basis.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act. The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Pharming Group N.V. (the “Registrant”) are hereby incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2020, as filed with the Commission on April 7, 2021 (the “Form 20-F”) (excluding the audited financial statements of the Registrant as of and for the year ended December 31, 2018 and the related audit report); and

(b) the descriptions of the Registrant’s securities which is contained in Exhibit 4.3 to Registrant’s Form 20-F.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to certain exceptions, our articles of association provide for indemnification of our current and former directors (and other current and former officers and employees as designated by our board of directors). No indemnification shall be given to an indemnified person:

(a)

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

(b)

to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

(c)

in relation to proceedings brought by such indemnified person against the company, except for proceedings brought to enforce indemnification to which he is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and the company which has been approved by the board of directors or pursuant to insurance taken out by the company for the benefit of such indemnified person; and

(d)	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the company’s prior consent.

Under our articles of association, our board of directors may stipulate additional terms, conditions and restrictions in relation to the indemnification described above. In addition, the registrant has entered enter into indemnification agreements with each of its directors and officers, the forms of which were filed as Exhibit 10.4 to the registrant’s registration statement on Form F-1, as amended (File No. 333-250984), pursuant to which the registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. In addition to such indemnification, the registrant provides its directors and officers with directors’ and officers’ liability insurance.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

3.1	Amended and Restated Articles of Association of Pharming Group N.V. (English transaction)	F-1	333-250984	3.1	11/25/2020

4.1	Form of Deposit Agreement	F-1/A	333-250984	4.1	12/17/2020

4.2	Form of American Depositary Receipt (included in exhibit 4.1)

5.1	Opinion of NautaDutilh N.V.					X

23.1	Consent of Deloitte Accountants B.V., the registrant’s independent registered public accounting firm					X

23.2	Consent of NautaDutilh N.V. (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on signature page to this registration statement)					X

99.1	Pharming Group N.V. Revised Stock Option Plan for Employees as amended and restated					X

99.2	Pharming Group N.V. Long Term Incentive Plan as amended and restated					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leiden, the Netherlands, on the 28th day of October, 2021.

PHARMING GROUP N.V.

By:	/s/ Sijmen de Vries, MD MBA
Sijmen de Vries, MD MBA
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sijmen de Vries, M.D. MBA and Jeroen Wakkerman, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sijmen de Vries, MD MBA Sijmen de Vries, MD MBA	Chief Executive Officer (Principal Executive Officer)	October 28, 2021

/s/ Jeroen Wakkerman Jeroen Wakkerman	Chief Financial Officer (Principal Financial Officer)	October 28, 2021

/s/ Paul Sekhri Paul Sekhri	Chairman of the Board of Directors	October 28, 2021

/s/ Steven Baert Steven Baert	Director	October 28, 2021

/s/ Deborah Jorn	Director	October 28, 2021
Deborah Jorn /s/ Leonard Kruimer	Director	October 28, 2021
Leonard Kruimer

/s/ Jabine van der Meijs Jabine van der Meijs	Director	October 28, 2021

/s/ Mark Pykett Mark Pykett	Director	October 28, 2021

/s/ Barbara Yanni	Director	October 28, 2021
Barbara Yanni

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on October 28, 2021.

PHARMING HEALTHCARE INC.

By:	/s/ Stephen Toor
Name:	Stephen Toor
Title:	Authorized Representative in the United States